Exhibit 99.1

This is a joint press release by United Parcel Service, Inc. and TNT Express N.V., pursuant to the provisions of Section 4 Paragraph 3 and Section 6 Paragraph 1 of the Decree on Public Takeover Bids (Besluit Openbare Biedingen Wft) in connection with the intended public offer by United Parcel Service, Inc. or a wholly owned subsidiary of United Parcel Service, Inc. for all the issued and outstanding ordinary shares in the capital of TNT Express N.V. This announcement does not constitute an offer, or any solicitation of any offer, to buy or subscribe for any securities in TNT Express N.V. Any offer will be made only by means of an offer memorandum. This announcement is not for release, publication or distribution, in whole or in part, in or into, directly or indirectly, Australia, Canada or Japan.

UNITED PARCEL SERVICE AND TNT EXPRESS TO CREATE A GLOBAL LEADER

IN THE LOGISTICS INDUSTRY

United Parcel Service and TNT Express Reach Agreement on Recommended All-Cash Public Offer of €9.50 per Ordinary TNT Express Share

Transaction Highlights

•

United Parcel Service, Inc. (“UPS”) and TNT Express N.V. (“TNT Express”) have reached agreement on a recommended all-cash offer of €9.50 per ordinary share for TNT Express, representing a premium of 53.7% to the unaffected share price of TNT Express of €6.18 on February 16, 2012, the day before TNT Express and UPS announced their on-going discussions

•	The transaction values TNT Express at approximately €5.16 billion ($6.77 billion(1))

•	The Executive and Supervisory Boards of TNT Express unanimously intend to support and recommend the offer

Compelling Strategic Rationale with Significant Benefits for All Stakeholders

•	The transaction will create a global leader in the logistics industry with more than €45 billion ($60 billion(1)) in annual revenues and an enhanced, integrated global network

•	The complementary strengths of both organizations will create a customer-focused global platform that will be a leader in transportation technology and customer service

•	The combination underlines UPS’s long-standing commitment to Europe by expanding its express capabilities in Europe

•	The integration of TNT Express’ leading intra-Europe road freight network will expand UPS’s logistics solutions in Europe

•

TNT Express customers will benefit from UPS’s unparalleled access to the North American market, as well as access to its logistics solutions, such as global freight forwarding and distribution capabilities

•	The combination deepens UPS’s existing position in fast-growing regions such as Asia-Pacific and Latin America

•	The proposed transaction will create additional value for UPS’s shareholders by accelerating UPS’s international growth, further connecting the world

•

UPS estimates that the transaction will deliver an annual run rate of approximately €400 to €550 million ($525 to $725 million(1)) of pre-tax cost synergies achieved by the end of year four after closing

•	The transaction is expected to be EPS accretive(2) in year one

•	Upon completion of the integration, UPS expects to generate returns in line with its existing target ROIC

•

The combination of the two businesses benefits from a strong cultural fit as both entities have strong management teams that focus on customer service, operational excellence and good corporate citizenship

•	The combined business will offer employees enhanced career opportunities

[1]	Assuming FX spot rate as of 3-16-2012 of EUR / USD 1.3116 (Source: ECB)
[2]	On an as adjusted basis – expected to be accretive inclusive of net synergies

Atlanta, GA / Hoofddorp, March 19, 2012 – United Parcel Service, Inc. (NYSE: UPS) and TNT Express N.V. (NYSE Euronext: TNTE) today jointly announce that they have reached agreement on a recommended all-cash public offer of €9.50 per ordinary share by UPS for TNT Express (the “Offer”). TNT Express’ Executive and Supervisory Boards unanimously intend to support and recommend the Offer.

The offer price of €9.50 (including any dividend or other distribution other than the financial year 2011 final dividend payment not exceeding €0.004 per share) represents a 53.7% premium to TNT Express’ unaffected share price on February 16, 2012 of €6.18, the day before TNT Express and UPS announced their ongoing discussions. The Offer values the issued and outstanding share capital of TNT Express at €5.16 billion ($6.77 billion(1)).

The combination of UPS and TNT Express will create a global leader in the logistics industry, with annual revenues of more than €45 billion ($60 billion(1)) and will deliver significant benefits for the shareowners, customers, employees and other stakeholders of both companies.

Together, UPS and TNT Express will offer customers an enhanced, integrated global network that will provide greatly enhanced service to customers throughout the world. In addition, the two companies are a strong cultural fit given their intense focus on customer service, operational excellence, employee engagement and good corporate citizenship.

The proposed transaction will accelerate UPS’s growth strategy and increase its geographic diversity and ability to provide customers comprehensive solutions. UPS currently estimates annual run-rate pre-tax cost synergies of approximately €400 to €550 million ($525 to $725 million(1)) a year, achieved by the end of the fourth year after closing. UPS believes that the cumulative pre-tax implementation costs related to achieving these synergies will be approximately €1 billion ($1.31 billion(1)) over the four-year integration period.

UPS and TNT Express believe this transaction will significantly enhance their ability to serve their customers’ complex global logistics needs. Following the transaction, around 36% of the combined group’s revenues will be generated outside the United States, up from 26% today at UPS. The combination underlines UPS’s long-standing commitment to Europe, where it has maintained a presence since 1976, by strengthening its product capabilities through the addition of TNT Express’ leading Intra-Europe road freight network. The combination also enhances UPS’s existing position in fast growing regions such as Asia-Pacific and Latin America.

Service lies at the heart of this proposed transaction. With a combined network and enhanced IT platforms, customers will have access to deeper product capabilities and broader reach through the expanded geographies served, giving them more choice and flexibility to support the growth and globalization of their businesses. The combination also will offer employees greater opportunities to be part of a global, growing and respected business.

“With this combination, both UPS and TNT Express will significantly enhance their ability to serve our combined customers’ complex global logistics needs. The additional capabilities and broadened global footprint will support the growth and globalization of our customers’ businesses. At the same time, this positions us for future growth, which will benefit our employees and shareowners,” said Scott Davis, UPS Chairman and CEO.

“This combination will significantly enhance the capabilities of two strong companies. I am convinced that together we will be the supplier and employer of choice in the express delivery industry. Our customers will greatly benefit from our enhanced combined service offerings. To my 77,000 colleagues I say that the combination will create unique opportunities for development and growth in which we can participate,” said Marie-Christine Lombard, TNT Express CEO.

Unanimous Support from Executive and Supervisory Boards of TNT Express

After careful consideration of all of TNT Express’ strategic alternatives, the Executive and Supervisory Boards of TNT Express believe this transaction is in the best interests of the company and its stakeholders and intend to support and unanimously recommend the Offer for acceptance to TNT Express’ shareholders. Goldman Sachs International has issued a fairness opinion to the Supervisory and Executive Boards of TNT Express and Lazard B.V. has issued a fairness opinion to the Supervisory Board, in each case to the effect that, as of today, the offer price is fair to the TNT Express shareholders from a financial point of view.

Irrevocable from PostNL

PostNL N.V., holder of approximately 29.8% of the outstanding shares of TNT Express, has committed itself to tender its shares under the offer if and when made. The irrevocable contains certain customary undertakings and conditions.

Corporate Governance and Integration

UPS recognizes that TNT Express’ employees will play a pivotal role in the success of the combined entity and they will be treated accordingly. All employee rights, covenants, and benefits under current ownership will be respected. As a result of the proposed transaction, the employees of the combined group will have broader career opportunities based on our future growth expectations.

UPS has a long-standing history of developing people through its promotion from within philosophy, giving employees the opportunity to hold positions at the highest levels of the company. Additionally, UPS and TNT Express share a common business culture and believe that a combination of the businesses will prove attractive to employees. Throughout integration, the selection and appointment of staff for any function within the newly combined entity, will be subject to applicable laws, and be based on the “best person for the job” principle. In case of potential consequences for employees of the combination, the principle of fairness will be applied as to the impact of redundancies on TNT Express and UPS staff.

UPS spent considerable time evaluating potential integration opportunities as it evaluated this transaction. In the coming months, UPS and TNT Express will work together through the establishment of an Integration Committee to develop plans to combine both companies’ strong networks and customer relationships while maintaining the same level of quality and service associated with both companies. UPS is committed to maintaining an ongoing dialogue with, and to closely involve, employee representatives in line with legal requirements and UPS and TNT Express’ leading employment practices.

UPS recognizes the expertise of TNT Express’ leading road freight network in Europe. It also appreciates the leading role that the road freight management will occupy in the combined group. UPS undertakes to create a meaningful center of excellence for marketing, sales, and operations in The Netherlands. UPS recognizes the significant value of TNT Express’ operations, assets and people in Liège and will seek to continue the future utilization of these operations, assets and people within the combined group.

TNT Nederland B.V. will maintain the mitigated structure regime. After successful completion of the Offer, the Supervisory Board of TNT Express will be composed of at least three members identified by UPS and two members of the current Supervisory Board of TNT Express, namely Shemaya Levy and Margot Scheltema. These two members will function as independent Supervisory Directors within the meaning of the Dutch Corporate Governance Code and shall continue to serve on the Supervisory Board until the third anniversary of the settlement date.

Financing of the Offer

The Offer values 100% of the issued and outstanding share capital at €5.16 billion. UPS intends to finance the Offer by utilizing $3 billion in existing cash on balance sheet and through new debt arrangements. UPS will make a timely certain funds announcement as required by Section 7 Paragraph 4 of the Decree on Public Takeover Bids (Besluit Openbare Biedingen Wft). UPS has a strong financial position and remains committed to maintaining a strong balance sheet.

Pre-Offer and Offer Conditions

The commencement of the Offer is subject to the satisfaction or waiver of the following pre-offer conditions: (i) no material adverse effect having occurred, (ii) no breach of the merger protocol having occurred, (iii) approval of the offer memorandum by the AFM, (iv) no revocation of the recommendation by TNT Express’ Executive Board and Supervisory Board, (v) Stichting Continuïteit TNT Express not having exercised its call option right to have protective preference shares issued to it, (vi) no notification having been received from the AFM that preparations of the offer are in breach of the offer rules and (vii) no order, stay judgment or decree having been issued prohibiting the transaction.

If and when made, the consummation of the Offer will be subject to the satisfaction or waiver of the following offer conditions: (i) a minimum acceptance of 80% of the TNT Express ordinary shares on a fully diluted basis, (ii) relevant competition clearances for the Offer having been obtained, (iii) no material adverse effect having occurred, (iv) no breach of the merger protocol having occurred, (v) no revocation of the recommendations by TNT Express’ Executive Board and Supervisory Board (vi) Stichting Continuïteit TNT Express not having exercised its call option right to have protective preference shares issued to it and having agreed to terminate its call option subject to the Offer being declared unconditional, (vii) no notification having been received from the AFM that preparations of the Offer are in breach of the offer rules and (viii) no order, stay judgment or decree having been issued prohibiting the transaction.

UPS and TNT Express have done extensive preparatory work on the required competition filings. UPS is confident that it will secure all relevant competition approvals.

On termination of the Merger Protocol because of the competition offer condition not being satisfied or waived, UPS will forfeit a termination fee to TNT Express equal to €200 million.

Competing Offer

UPS and TNT Express may terminate the merger protocol in the event that a bona fide third-party offeror makes an offer which is binding upon such party, exceeds the Offer Price by at least 8% and is considered by the Executive and Supervisory board of TNT Express to be substantially more beneficial to TNT Express. In the event of a competing offer, UPS will be given the opportunity to match such offer, in which case the merger protocol may not be terminated by TNT Express. TNT Express has entered into customary undertakings not to solicit offers from third parties.

On termination of the Merger Protocol on account of a competing offer, TNT Express will forfeit a termination fee to UPS equal to €50 million.

Indicative Timetable

UPS and TNT Express will seek to obtain all the necessary approvals and competition clearances as soon as practicable. The required advice and consultation procedures with TNT Express’ Central Works Council, European Works Council and unions will be commenced immediately. The cooperation of TNT Express is conditional upon Central Works Council advice.

It is UPS’s intention to submit a request for approval of its offer document to the AFM within 8 weeks from today and to publish the offer memorandum during Q2 2012 in accordance with the applicable statutory timetable. TNT Express will hold an informative Extraordinary General Meeting (EGM) at least 6 business days before closing of the offer period in accordance with Section 18 Paragraph 1 of the Decree.

Advisors

Morgan Stanley, UBS and Bank of America Merrill Lynch are acting as financial advisors to UPS; Goldman Sachs is acting as financial advisor to TNT Express and Lazard is acting as financial advisor to the Supervisory Board of TNT Express.

Freshfields Bruckhaus Deringer is acting as legal counsel to UPS; Allen & Overy is acting as legal counsel to TNT Express.

Communication

Today at 10h00 CET, a joint press conference will take place for accredited representatives of the media at the Amsterdam Hilton Hotel, Diamond Room, Apollolaan 138, Amsterdam, The Netherlands.

There will be a webcast of the press conference available at http://www.pressroom.ups.com. For those wishing to listen in, dial in details are provided below:

•	From The Netherlands: +31 (0)20 716 83 97 (no PIN required)

•	From the UK: +44(0)20 3043 2442

•	From the US: +1 914 885 0780

•	And enter PIN code 479942#

Today at 13h30 CET (08h30 EST), an analyst and investor call will be held.

Investors and analysts who wish to ask a question should join the call using the following telephone number

•	+1 612 332 0226 (USA) (no pin required)

Listeners only, should join the conference via live webcast where slides will also be available. The webcast registration will be located on the UPS Investor Relations home page beginning at 12h45 CET (07h45 EST). http://www.investors.ups.com

Replay of the conference call will be available after the call on the companies’ websites.

Further Information

The information in this press release is not intended to be complete and for further information explicit reference is made to the offer memorandum, which is expected to be published during Q2 2012. The offer memorandum will contain details of the Offer. The TNT Express’ shareholders are advised to review the offer memorandum in detail and to seek independent advice where appropriate in order to reach a reasoned judgment in respect of the content of the offer memorandum and the Offer itself.

For More Information

UPS	TNT Express

Peggy Gardner (Public Relations)	Ernst Moeksis (External Communications)

+1 404 828 6051	Phone +31 (0) 88 393 9323

Anton Van der Lande (Europe)	Mobile +31 (0) 65 118 9384

+32 475 279 712	Email Ernst.moeksis@tnt.com

Andy Dolny (Investor Relations)	Jeroen Seyger (Investor Relations)

+1 404 828 8901	Yolanda Bolleurs (Investor Relations)

Phone +31 (0) 88 393 9500

Maitland (UK)

Neil Bennett, Tom Buchanan, David Sturken

+44 207 379 5151

SPJ (The Netherlands)

Kees Jongsma, Wim Moerkerk

+31 20 647 8181

About UPS

United Parcel Service (NYSE:UPS) is a global leader in logistics, offering a broad range of solutions including the transportation of packages and freight, the facilitation of international trade, and the deployment of advanced technology to manage the world of business more efficiently. Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide. The company can be found on the Web at UPS.com and its corporate blog can be found at blog.UPS.com. To receive UPS news direct, visit pressroom.UPS.com/RSS.

About TNT Express

TNT Express (NYSE Euronext: TNTE) is one of the world’s largest express delivery companies. On a daily basis, TNT Express delivers close to 1 million consignments ranging from documents and parcels to palletized freight. The company operates road and air transportation networks in Europe, the Middle East and Africa, Asia-Pacific and the Americas. It employs 77,000 people and runs a fleet of 30,000 road vehicles and 46 aircraft. TNT Express had revenues of €7.25 billion ($9.51 billion(1)) in 2011.

Restrictions

This announcement is for information purposes only and does not constitute an offer or an invitation to acquire or dispose of any securities or investment advice or an inducement to enter into investment activity.

This announcement does not constitute an offer to sell or issue or the solicitation of an offer to buy or acquire the securities of UPS or TNT Express in any jurisdiction.

The distribution of this press release may, in some countries, be restricted by law or regulation. Accordingly, persons who come into possession of this document should inform themselves of and observe these restrictions. To the fullest extent permitted by applicable law, UPS and TNT Express disclaim any responsibility or liability for the violation of any such restrictions by any person. Any failure to comply with these restrictions may constitute a violation of the securities laws of that jurisdiction. Neither UPS, nor TNT Express, nor any of their advisors assumes any responsibility for any violation by any person of any of these restrictions. Any TNT Express shareholder who is in any doubt as to his position should consult an appropriate professional advisor without delay. This announcement is not to be published or distributed in or to Australia, Canada or Japan.

Notice to US holders of TNT Express Shares

The Offer will be made for the securities of a Dutch company and is subject to Dutch disclosure requirements, which are different from those of the United States. Some of the financial information included in this announcement has been prepared in accordance with International Financial Reporting Standards and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. The Offer will be made in the United States pursuant to the applicable US tender offer rules and otherwise in accordance with the requirements of the Decree. Accordingly, the Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments, that are different from those applicable under US domestic tender offer procedures and law.

The receipt of cash pursuant to the Offer by a US holder of TNT Express shares may be a taxable transaction for US federal income tax purposes and under applicable state and local, as well as foreign and other tax laws. Each holder of TNT Express shares is urged to consult his independent professional advisor immediately regarding the tax consequences of acceptance of the offer.

It may be difficult for US holders of TNT Express shares to enforce their rights and claims arising out of the US federal securities laws, since TNT Express is located in a country other than the United States, and some or all of its officers and directors may be residents of a country other than the United States. US holders of TNT Express shares may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

In accordance with normal Dutch practice and pursuant to Rule 14e-5(b) of the US Exchange Act, UPS or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, TNT Express shares outside of the United States, other than pursuant to the Offer, before or during the period in which the Offer remains open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be disclosed as required in the Netherlands, will be reported to the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten) and disclosed in the offer memorandum or by press release.

Forward Looking Statements

This press release may include “forward-looking statements” and language indicating trends, such as “anticipated” and “expected.” Although UPS and TNT Express believe that the assumptions upon which their respective financial information and their respective forward-looking statements are based are reasonable, they can give no assurance that these assumptions will prove to be correct. Neither UPS nor TNT Express, nor any of their advisors accepts any responsibility for any financial information contained in this press release relating to the business or operations or results or financial condition of the other or their respective groups.